UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-13270

FLOTEK INDUSTRIES, INC.

Incorporated pursuant to the Laws of the State of Delaware

Internal Revenue Service-Employer Identification No. 90-0023731

7030 Empire Central Drive, Houston, Texas 77040

(713) 849-9911

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

This registration statement relates to the common stock, par value $0.0001 per share ("Common Stock"), of Flotek Industries, Inc., a Delaware corporation which is to be registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and listed on the American Stock Exchange under the symbol "FTK". Listing on the American Stock Exchange is expected to commence Wednesday, July 27, 2005. The shares are currently registered under Section 12(g) of the Exchange Act and quoted on the OTC Bulletin Board under the symbol "FLTK.OB". Our common stock is expected to cease to be quoted on the OTC Bulletin Board at the close of business on July 26, 2005.

Our Certificate of Incorporation authorizes the issuance of 20,000,000 shares of common stock, par value $0.0001 per share, and 100,000 shares of preferred stock, par value $0.0001 per share. There is no preferred stock outstanding. As of July 21, 2005, there were 6,803,846 shares of common stock issued and outstanding.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

The following referenced Exhibits detail the material terms of our capital stock.

ITEM 2. EXHIBITS.

        (a)        Exhibits:

Exhibit Number	Description of Exhibit

3.1*	Articles of Incorporation of Flotek Industries, Inc. (incorporated by reference to Appendix E of the Company’s Definitive Proxy Statement filed with the Commission on September 27, 2001).

3.2*	By-laws of Flotek Industries, Inc. (incorporated by reference to Appendix F of the Company’s Definitive Proxy Statement filed with the Commission on September 27, 2001).

*	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2005 /s/ Lisa Bromiley Meier Lisa Bromiley Meier Chief Financial Officer